For Immediate Release
May 7, 2018

Southwest Gas Holdings, Inc. Announces First Quarter 2018 Earnings

LAS VEGAS – Southwest Gas Holdings, Inc. (NYSE: SWX) announced consolidated earnings of $1.63 per basic share for the first quarter of 2018, a $0.17 increase from consolidated earnings of $1.46 per basic share for the first quarter of 2017.  Consolidated net income was $79.1 million for the first quarter of 2018, compared to consolidated net income of $69.3 million for the first quarter of 2017.  The natural gas segment had net income of $90.3 million in the first quarter of 2018 compared to net income of $76.9 million in the first quarter of 2017, while the construction services segment incurred a loss of $11 million in the current quarter compared to a loss of $7.3 million in the first quarter of 2017.  Consolidated current-year quarter results include a $700,000 loss, or ($0.01) per share, in other income (deductions) due to decreases in the cash surrender values of company‑owned life insurance (“COLI”) policies, while the prior-year quarter included $2.8 million in other income, or $0.06 per share, associated with COLI policies.  Due to the seasonal nature of the Company’s businesses, results for quarterly periods are not generally indicative of earnings for a complete twelve-month period.

Commenting on Southwest Gas Holdings’ performance, John P. Hester, President and Chief Executive Officer, said:  “We are pleased to report earnings per share of $1.63 for the first quarter of 2018.  Gas segment results improved $13 million between quarters primarily due to the combined effects of rate relief and lower depreciation expense associated with the Arizona general rate case settlement that was effective in April 2017, as well as customer growth.  During the last twelve months, 32,000 new customers were added in our natural gas segment.  We continue to make planned capital expenditures to ensure the safety and reliability of our natural gas system in support of this customer growth and to achieve system improvements.

“Our construction services segment experienced a loss for the first quarter of 2018 as well as in the first quarter of 2017, a result of poor weather conditions in certain parts of the country.  Losses during first quarter periods in this segment are not unusual due to less favorable winter-weather conditions, and the impact in 2018 was more pronounced in the bottom line as reduced income tax rates from U.S. federal tax reform resulted in lower tax benefits recognized.  Results typically improve as more favorable weather conditions occur during the summer and fall months. Nevertheless, our construction services segment’s revenues improved about 35% between quarters, due in no small part to its long-standing customer relationships, some of which span nearly as long as its 50-year history.”
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For the twelve months ended March 31, 2018, consolidated net income was $203.6 million, or $4.23 per basic share, compared to $145.9 million, or $3.07 per basic share, for the twelve-month period ended March 31, 2017.  The current twelve-month period includes $6.8 million, or $0.14 per share, in other income due to increases in the cash surrender values of the COLI policies, while the prior-year period included a COLI-related increase of $9.3 million, or $0.20 per share.  In addition, consolidated results for the twelve-month period ended March 31, 2018 reflect approximately $20 million ($8 million for the natural gas segment and $12 million for the construction services segment), or $0.42 per share, of income tax benefits due to the remeasurement of deferred tax balances in December 2017, when U.S. tax reform was enacted.  Natural gas segment net income was $170.2 million in the current twelve-month period and $118.8 million in the prior-year period.  Construction services segment net income was $34.7 million in the current twelve-month period and $27.4 million in the prior-year period.

Natural Gas Operations Segment Results
First Quarter

Operating margin was favorably impacted by rate relief in Arizona (effective April 2017) and California, which collectively provided $5 million in operating margin.  Approximately $4 million in increased operating margin was attributable to customer growth, as 32,000 net new customers were added during the last twelve months.  Operating margin associated with recoveries of regulatory assets, infrastructure replacement mechanisms, customers outside the decoupling mechanisms, and other miscellaneous revenues declined $2 million.  A $14 million reserve adjustment recognized due to the enactment of U.S. tax reform in December 2017 reduced both operating margin and tax expense.  The reserve contemplates that future rates will be reduced by this estimated amount associated with the first quarter of 2018 as rates billed to customers do not yet reflect the reduced cost of service resulting from tax reform.  Therefore, net income was not impacted unfavorably.

Operations and maintenance expense decreased $1.6 million between quarters.  Costs associated with the amount and timing of employee incentive plan grants declined $3.3 million, but these impacts were offset by increases in general costs.  Depreciation and amortization expense decreased $11 million between quarters primarily due to reduced depreciation rates in Arizona, a result of the Arizona general rate case decision that became effective following the first quarter of 2017.  Partially offsetting the decline was increased depreciation associated with an increase in average gas plant in service for the current quarter as compared to the corresponding quarter a year ago.  Property taxes increased $475,000 between quarters due to net plant additions.

Other income and deductions decreased $3 million between quarters primarily due to lower income from COLI policies.  Net interest deductions increased $2 million between quarters primarily due to higher interest associated with credit facility borrowings during the current-year quarter and the issuance of $300 million of

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senior notes in March 2018.  Income taxes were favorably impacted in 2018 due to the December 2017 enactment of tax reform.  Among other things, tax reform reduced the corporate federal income tax rate from 35% to 21%, effective January 2018.

Twelve Months to Date

Operating margin increased $11.6 million between the twelve-month periods including a combined $19 million of rate relief in the Arizona and California jurisdictions.  Customer growth provided $10 million in operating margin.  Operating margin associated with recoveries of regulatory assets, infrastructure replacement mechanisms, customers outside the decoupling mechanisms, and other miscellaneous revenues collectively decreased $3 million.  A $14 million reserve recorded in the first quarter of 2018, associated with tax reform, decreased operating margin in the current period.  However, net income overall was not unfavorably impacted, as favorable impacts from tax reform are reflected in income tax expense.

Operations and maintenance expense was relatively flat between the twelve-month periods as general cost increases, higher pension costs, and additional expenditures for pipeline integrity management and damage prevention programs were offset by a $2.7 million decrease in self-insured employee medical costs and lower bad debt expense.  Depreciation decreased $43 million between periods as the impact of a 6% increase in average gas plant in service was more than offset by reduced depreciation rates in Arizona, effective April 2017.  Property taxes increased $5 million between periods primarily due to net plant additions and increased property taxes in Arizona, including the impact of the property tax regulatory tracking mechanism.

Income taxes were favorably impacted in 2018 due to the enactment of federal tax reform effective January 2018.  Approximately $8 million of one-time tax benefits, related to the remeasurement of deferred tax liabilities, were recorded in the fourth quarter of 2017 in addition to the lower rate utilized in the first quarter of 2018.
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Construction Services Segment Results
First Quarter

Revenues increased $68 million, or 35%, in the first quarter of 2018 when compared to the prior-year quarter primarily due to additional pipe replacement work, including additional revenues of $14 million following the acquisition in November 2017 of New England Utility Constructors, Inc. (“Neuco”).

Construction expenses increased $67 million, or 35%, between quarters due to additional pipe replacement work and higher labor costs incurred to complete work during inclement weather conditions in the current-year quarter.  Approximately $14.1 million of Neuco construction expenses are included in the three months ended March 31, 2018.  Gains on sale of equipment (reflected as an offset to construction expenses) were approximately $230,000 and $339,000 for the first quarters of 2018 and 2017, respectively.

Depreciation and amortization increased $1.2 million between quarters, primarily due to incremental amortization of finite-lived intangible assets recognized from the Neuco acquisition and an increase in depreciation on additional equipment purchased to support the growing volume of work being performed, partially offset by a $2 million reduction in depreciation associated with the extension of the estimated useful lives of certain depreciable equipment.  Net interest deductions increased by $1.7 million between quarters.  The increase was due primarily to higher average debt outstanding (including amounts used to finance the Neuco acquisition).

The reduction in corporate federal income taxes resulting from the December 2017 enactment of tax reform unfavorably impacted results during the first quarter of 2018, as lower corporate federal tax rates provide a reduced benefit during periods when losses are recorded.

Twelve Months to Date

Revenues increased $189.3 million, or 17%, in the current twelve-month period compared to the prior-year period primarily due to additional pipe replacement work for existing customers and the inclusion of approximately $31 million in revenues from Neuco since the November 2017 acquisition date.  In addition, Centuri performed work on a multi-year water pipe replacement program, which began in late 2016, that contributed incremental revenues of $39.3 million and $17.7 million during twelve-month periods ended March 31, 2018 and 2017, respectively.

Construction expenses increased $193 million, or 19% between periods, primarily due to higher labor costs experienced due to changes in the mix of work with existing customers, lower productivity resulting from inclement weather, and greater operating expenses to support increased growth in operations.  In addition,

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results were negatively impacted by higher construction costs and an unfavorable mix of work performed during the period related to the water pipe replacement program noted above.  Centuri is pursuing relief from the customer in the form of modified terms or additional cost recovery.  Approximately $27 million of construction expenses from Neuco are included in the twelve months ended March 31, 2018.  Gains on sale of equipment (reflected as an offset to construction expenses) were $4.1 million and $6.2 million for the twelve-month periods of 2018 and 2017, respectively.

Depreciation and amortization decreased $2.1 million between the current and prior-year periods primarily due to a $5.5 million reduction associated with the extension of the estimated useful lives of certain depreciable equipment over the last twelve months, partially offset by incremental amortization of finite-lived intangible assets recognized from the Neuco acquisition and an increase in depreciation for additional equipment purchased to support the growing volume of work being performed.  Net interest deductions increased $3 million between periods.  The increase was due primarily to higher average debt outstanding.

Income tax expense for the twelve months ended March 31, 2018 included benefits of $12 million due to the remeasurement of deferred tax balances in December 2017, when U.S. tax reform was enacted.

Outlook for 2018 – 1st Quarter 2018 Update
Natural Gas Segment:
•
Operating margin for 2018 is anticipated to benefit from customer growth (similar to 2017), infrastructure tracker mechanisms, expansion projects, and California attrition.  Combined, these items are expected to produce nearly 2% in incremental margin compared to 2017.  Operating margin (but not net income overall) in 2018 is expected to include a reduction of approximately $30 million to $35 million due to tax reform benefits in 2018 expected to be returned to customers through future rate proceedings.  However, income tax expense will also be reduced due to benefits of the reduction in the U.S. corporate federal income tax rate.

•
On a comparative basis, operations and maintenance expense is expected to track generally with inflationary changes and customer growth rates (combined 2% to 3%) plus the impacts of an $8 million increase in pension costs.  Despite the anticipated growth in gas plant in service (approximately 6%), depreciation and general taxes combined are expected to be relatively flat compared to 2017 due to the depreciation rate reduction approved in our Arizona general rate case settlement effective April 2017.

•	On a comparative basis (excluding the effect of lower income tax rates on operating margin), operating income is expected to be relatively flat or modestly higher between years.
•	Net interest deductions for 2018 are expected to increase by $9 million to $11 million compared to 2017 primarily due to an increase in outstanding debt associated with ongoing capital expenditures.
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•
Changes in cash surrender values of COLI policies will continue to be subject to volatility.  Management generally anticipates longer term normal increases in COLI cash surrender values to range from $3 million to $5 million on an annual basis.

•	The one-time benefit from tax reform due to remeasurement of deferred tax balances in 2017 will not recur.
•	Capital expenditures in 2018 are estimated to be approximately $670 million, in support of customer growth, system improvements, and accelerated pipe replacement programs.

Construction Services Segment:
•
Centuri has a strong base of large utility clients (many with multi-year pipe replacement programs) that are expected to sustain, and over time, grow its business.  Revenues for 2018 are anticipated to be 6% to 8% greater than 2017 levels.

•	Operating income is expected to be approximately 5.25% to 5.75% of revenues.
•	Based on the current interest rate environment, net interest deductions for 2018 are expected to be between $11 million and $12 million.
•	Changes in foreign exchange rates could influence results.

Southwest Gas Holdings has two business segments:

Southwest Gas Corporation provides safe and reliable natural gas service to over 2 million customers in Arizona, Nevada, and California.

Centuri Construction Group, Inc. is a comprehensive construction services enterprise dedicated to meeting the growing demands of North American utilities, energy, and industrial markets.  Centuri derives revenue from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions.

Forward-Looking Statements:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations, hopes or intentions regarding the future.  These forward-looking statements can often be identified by the use of words such as "will", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "target", "project", "intend", "plan", "seek", "estimate", "should", "may" and "assume", as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2018.  In addition, the statements under the heading “Outlook for 2018” that are not historic, constitute forward-looking statements.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at
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Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility.  In addition, the Company can provide no assurance that its discussions about future operating margin, operations and maintenance expenses, operating income, depreciation and general taxes, COLI cash surrender values, financing expenses, and capital expenditures of the natural gas segment will occur.  Likewise, the Company can provide no assurance that discussions regarding construction services segment revenues, operating income, and net interest deductions will transpire.  Factors that could cause actual results to differ also include (without limitation) those discussed under the heading "Risk Factors" in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports filed from time to time with the SEC.  The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise.  The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Non-GAAP Measures.  Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers.  Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest’s profitability.  Therefore, management routinely uses operating margin, defined as operating revenues less the net cost of gas sold, in its analysis of Southwest’s financial performance.  Operating margin also forms a basis for Southwest’s various regulatory decoupling mechanisms.  Operating margin is not, however, specifically defined in accounting principles generally accepted in the United States (“U.S. GAAP”) and is considered a non-GAAP measure.  Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment.  (Refer to the Southwest Gas Holdings, Inc. Consolidated Earnings Digest for a reconciliation of revenues to operating margin.)

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SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED MARCH 31,	2018	2017

Consolidated Operating Revenues	$754,330	$654,737

Net Income applicable to Southwest Gas Holdings	$79,091	$69,308

Average Number of Common Shares	48,416	47,530

Basic Earnings Per Share	$1.63	$1.46

Diluted Earnings Per Share	$1.63	$1.45

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$494,313	$462,602
Less: Net Cost of Gas Sold	185,732	146,879
Operating Margin	$308,581	$315,723

TWELVE MONTHS ENDED MARCH 31,	2018	2017

Consolidated Operating Revenues	$2,648,385	$2,383,979

Net Income applicable to Southwest Gas Holdings	$203,624	$145,903

Average Number of Common Shares	48,105	47,492

Basic Earnings Per Share	$4.23	$3.07

Diluted Earnings Per Share	$4.23	$3.05

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$1,334,019	$1,258,914
Less: Net Cost of Gas Sold	393,898	330,400
Operating Margin	$940,121	$928,514

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For Shareholders information, contact:	For media information, contact:
Ken Kenny	Sonya Headen
(702) 876-7237	(702) 364-3411
ken.kenny@swgas.com	sonya.headen@swgas.com

SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	MARCH 31,		MARCH 31,
	2018	2017	2018	2017

Results of Consolidated Operations
Contribution to net income - gas operations	$90,349	$76,938	$170,229	$118,778
Contribution to net income - construction services	(11,001)	(7,334)	34,693	27,421
Corporate and administrative	(257)	(296)	(1,298)	(296)
Net income	$79,091	$69,308	$203,624	$145,903

Basic earnings per share	$1.63	$1.46	$4.23	$3.07
Diluted earnings per share	$1.63	$1.45	$4.23	$3.05

Average common shares	48,416	47,530	48,105	47,492
Average shares (assuming dilution)	48,459	47,864	48,139	47,839

Results of Natural Gas Operations
Gas operating revenues	$494,313	$462,602	$1,334,019	$1,258,914
Net cost of gas sold	185,732	146,879	393,898	330,400
Operating margin	308,581	315,723	940,121	928,514
Operations and maintenance expense	102,190	103,824	389,687	389,931
Depreciation and amortization	49,961	61,195	190,688	233,913
Taxes other than income taxes	15,257	14,782	58,421	53,145
Operating income	141,173	135,922	301,325	251,525
Other income (deductions)	(4,603)	(1,244)	(9,747)	(9,543)
Net interest deductions	19,255	17,210	71,778	67,977
Income before income taxes	117,315	117,468	219,800	174,005
Income tax expense	26,966	40,530	49,571	55,227
Contribution to net income - gas operations	$90,349	$76,938	$170,229	$118,778

SOUTHWEST GAS HOLDINGS, INC.
SELECTED STATISTICAL DATA
MARCH 31, 2018

FINANCIAL STATISTICS
Market value to book value per share at quarter end	174%
Twelve months to date return on equity -- total company	11.5%
-- gas segment	10.8%
Common stock dividend yield at quarter end	3.1%
Customer to employee ratio at quarter end (gas segment)	894 to 1

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,324,902	7.42%	9.50%
Southern Nevada	825,190	6.55	10.00
Northern Nevada	115,933	7.88	9.30
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	87,158	8.46	11.00

(1) Estimated amounts based on rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	MARCH 31,		MARCH 31,
(In dekatherms)	2018	2017	2018	2017
Residential	32,402,887	34,142,272	65,687,756	68,282,755
Small commercial	11,231,824	11,491,291	29,508,235	29,619,022
Large commercial	2,623,482	2,714,258	9,165,329	9,050,905
Industrial / Other	994,966	904,196	3,472,374	3,081,445
Transportation	22,940,837	23,197,137	97,184,364	96,855,635
Total system throughput	70,193,996	72,449,154	205,018,058	206,889,762

HEATING DEGREE DAY COMPARISON
Actual	850	957	1,371	1,588
Ten-year average	983	1,018	1,697	1,747

Heating degree days for prior periods have been recalculated using the current period customer mix.